As filed with the Securities and Exchange Commission on August 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STEREOTAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3120386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

(Address of Principal Executive Offices, including zip code)

Stereotaxis, Inc. 2012 Stock Incentive Plan, As Amended and Restated
David L. Fischel CEO Performance Share Unit Award

(Full title of the plans)

David L. Fischel

Chief Executive Officer

Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

(314) 678-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Endicott, Esq.

Bryan Cave Leighton Paisner LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.001 par value, issuable pursuant to the 2012 Stock Incentive Plan, as amended and restated	4,000,000 shares	$8.84	(2)	$35,360,000	(2)	$3,857.78
Common Stock, $0.001 par value, issuable pursuant to the David L. Fischel CEO Performance Share Unit Award	13,000,000 shares	$8.84	(2)	$114,920,000	(2)	$12,537.77
Total	17,000,000 shares	$8.84	(2)	$150,280,000	(2)	$16,395.55

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Stereotaxis, Inc. 2012 Stock Incentive Plan, as amended and restated, or the David L. Fischel CEO Performance Share Unit Award by reason of any stock splits, stock dividends, recapitalization or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported by the NYSE American LLC on August 6, 2021.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

On May 20, 2021, at the Annual Meeting of Shareholders of Stereotaxis, Inc. (the “Registrant” or “Company”), the shareholders of the Company approved the amendment and restatement (the “Restatement”) of the 2012 Stock Incentive Plan, as amended (the “2012 Plan”), which the Company’s Board of Directors (the “Board”) had previously approved on February 11, 2021, subject to such shareholder approval. The 2012 Plan was originally adopted by the Board on February 14, 2012, revised by the Compensation Committee of the Board on July 13, 2012 and approved by our shareholders on August 22, 2012; an amendment to the 2012 Plan (the “First Amendment”) was adopted by the Board and approved by our shareholders in April 2013 and June 2013, respectively; a second amendment to the 2012 Plan (the “Second Amendment”) was adopted by the Board and approved by our shareholders in March 2014 and June 2014, respectively; a third amendment to the 2012 Plan (the “Third Amendment”) was adopted by the Board and approved by our shareholders in February 2016 and May 2016, respectively; and a fourth amendment to the 2012 Plan (the “Fourth Amendment”) was adopted by the Board and approved by our shareholders in February 2017 and May 2017, respectively.

The Restatement provides for an increase in the number of shares authorized for issuance under the 2012 Plan by 4,000,000 shares. Previously, 790,000 shares were authorized under the 2012 Plan and registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-8 previously filed on January 22, 2013 (Registration No. 333-186124) (the “2013 S-8”). An additional 1,000,000 shares were authorized under the First Amendment and registered under the Securities Act pursuant to a registration statement on Form S-8 previously filed on May 5, 2014 (Registration No. 333-195674) (the “First 2014 S-8”). An additional 1,000,000 shares were authorized under the Second Amendment and registered under the Securities Act pursuant to a registration statement on Form S-8 previously filed on August 7, 2014 (Registration No. 333-197929) (the “Second 2014 S-8”). An additional 1,500,000 shares were authorized under the Third Amendment and registered under the Securities Act pursuant to a registration statement on Form S-8 previously filed on August 10, 2016 (Registration No. 333-213052) (the “2016 S-8”). An additional 4,000,000 shares were authorized under the Fourth Amendment and registered under the Securities Act pursuant to a registration statement on Form S-8 previously filed on August 10, 2017 (Registration No. 333-219860) (the “2017 S-8”and, together with the 2013 S-8, the First 2014 S-8, the Second 2014 S-8 and the 2016 S-8, the “Previous S-8”), which remains in full force and effect.

The Company is filing this Registration Statement to register under the Securities Act an additional 4,000,000 shares of the Company’s Common Stock issuable pursuant to the Restatement. These additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Previous S-8. Pursuant to General Instruction E to Form S-8, the contents of the Previous S-8 are incorporated herein by reference and this Registration Statement is only required to include those items specified by such instruction with respect to the 2012 Plan.

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In addition, the Company is filing this Registration Statement to register under the Securities Act an aggregate of 13,000,000 shares of the Company’s Common Stock issuable pursuant to the David L. Fischel CEO Performance Share Unit Award (the “CEO Award”). On May 20, 2021, at the Annual Meeting of Shareholders of the Company, the shareholders of the Company approved the issuance of shares for the CEO Award, which the Board had previously approved on February 23, 2021, subject to such shareholder approval of the additional shares. The shares of Common Stock to be registered by this Registration Statement issuable pursuant to the CEO Award are not of the same class as those securities covered by the Previous S-8 or any other registration statement previously filed by the Company.

Unless the context otherwise requires, references made herein to “Stereotaxis,” “we,” “us,” “our” and “ours” refer to Stereotaxis, Inc. and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents listed in (a) through (d) below, which are on file with the SEC, are incorporated herein by reference (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021;

(b)	The Registrant’s Quarterly Reports filed on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021, and for the quarterly period ended June 30, 2021, filed with the SEC on August 12, 2021;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 24, 2021, March 4, 2021, May 20, 2021, and July 26, 2021; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A dated September 4, 2019, registering the Registrant’s common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by the Description of Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, filed as Exhibit 4.7 of the Registrant’s Form 10-K/A (File No. 001-36159) filed on April 9, 2020, and any further amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed, which is deemed not to be incorporated by reference in this Registration Statement). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, our directors shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation provides that we may, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Company, or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company.

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Our amended and restated bylaws provide that the Company shall indemnify our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other law. We are not required to indemnify any director or officer in connection with a proceeding brought by such director or officer unless (i) such indemnification is expressly required by law; (ii) the proceeding was authorized by our board of directors; or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law or any other applicable law. In addition, our amended and restated bylaws provide that the Company may indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

We have also entered into separate indemnification agreements with our directors and officers that require us, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service with the Company or on behalf of the Company, other than liabilities arising from willful misconduct of a culpable nature. The Company is not required to indemnify under the agreement for (i) actions initiated by the director without the authorization of consent of the board of directors; (ii) actions initiated to enforce the indemnification agreement unless the director is successful; (iii) actions resulting from violations of Section 16 of the Exchange Act in which a final judgment has been rendered against the director; and (iv) actions to enforce any non-compete or non-disclosure provisions of any agreement.

The indemnification provided for above provides for reimbursement of all losses of the indemnified party, including expenses, judgment, fines and amounts paid in settlement. The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition in certain circumstances.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference into this registration statement on Form S-8.

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Exhibit Number	Exhibit Description
5.1	Opinion of Bryan Cave Leighton Paisner LLP
10.1	Stereotaxis, Inc. 2012 Stock Incentive Plan, as amended and restated, incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report Form 10-Q for the period ended June 30, 2021 (File No. 001-36159)
10.2	David L. Fischel CEO Performance Unit Award, incorporated by reference to Appendix B to the Registrant’s Proxy Statement filed April 9, 2021 (File No. 001-36159)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accountants
23.2	Consent of Bryan Cave Leighton Paisner LLP (contained in Exhibit 5.1)
24.1	Power of Attorney

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) of the Securities Act shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7), (b)(5), or (b)(7) of the Securities Act as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on August 12, 2021.

STEREOTAXIS, INC.

By:	/s/ David L. Fischel
David L. Fischel Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ David L. Fischel	Chairman of the Board and Chief Executive Officer	August 12, 2021
David L. Fischel	(principal executive officer)

/s/ Kimberly R. Peery	Chief Financial Officer	August 12, 2021
Kimberly R. Peery	(principal financial officer and principal accounting officer)

*	Director	August 12, 2021
David W. Benfer

*	Director	August 12, 2021
Myriam J. Curet

*	Director	August 12, 2021
Nathan Fischel

*	Director	August 12, 2021
Ross B. Levin

*	Director	August 12, 2021
Arun S. Menawat

*	Director	August 12, 2021
Robert J. Messey

*By:	/s/ Kimberly R. Peery
Kimberly R. Peery
Attorney-in-fact

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